EXHIBIT 10.2

FINANCIAL CONSULTING AGREEMENT


May 8, 2000


Mr. Jim Sturgeon
Henley Healthcare, Inc.
120 Industrial Blvd.
Sugar Land, TX 77478


Dear Mr. Sturgeon:

         This Financial Consulting Agreement (the "Agreement") is made and entered into as of the 8th day of May 2000, by and among Henley Healthcare, Inc. (the "Company"), Union Atlantic LC, and Union Atlantic Capital, L.C. Unless otherwise specifically stated in this Agreement, for convenience purposes, Union Atlantic LC and Union Atlantic Capital, L.C., are together referred to as "Union Atlantic" notwithstanding their respective rights and obligations under this Agreement.

         1. ENGAGEMENT; ALLOCATION OF SERVICES AND FEES.

              11. The Company hereby retains (i) Union Atlantic LC, for the purpose of providing to the Company financial consulting services and (ii) and Union Atlantic Capital, L.C., for the purpose of providing to the Company those services to be provided as and by a broker-dealer. Union Atlantic LC, and Union Atlantic Capital, L.C., severally agree to be retained to provide such services pursuant to the terms and conditions set forth herein.

              1.2 Any fee due or payable to Union Atlantic LC or Union Atlantic Capital, L.C., shall be allocated and paid twenty percent (20%) to Union Atlantic LC and eighty percent (80%) to Union Atlantic Capital, L.C., and each of Union Atlantic LC and Union Atlantic Capital, L.C. shall be separately and independently paid its respective fee by the Company when and if that fee is due and payable in accordance with the terms of this Agreement. The allocation and payment of fees and the provision of services shall be made under this Agreement notwithstanding the designation of the servicing limited liability company as "Union Atlantic," which designation as noted in the preamble to this Agreement is made for convenience purposes only.

         2. TERM. The term of this Agreement will be six months commencing as of May 8, 2000. This Agreement may be canceled upon thirty (30) days written notice by either party.

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         3. FINANCIAL CONSULTING SERVICES. During the term hereof, Union
Atlantic agrees to provide financial consulting services to the Company in the form of: (i) evaluating the Company's capital requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, polices, and practices on the value of the Company's business and securities; and (iv) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not such opportunities are originated by Union Atlantic or others. Union Atlantic agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. Nothing herein shall be construed, however, to require Union Atlantic to provide a minimum number of hours of service to the Company or to limit the right of Union Atlantic to perform similar services for the benefit of persons or entities other than the Company.

         4. COMPENSATION. As compensation for Union Atlantic's services hereunder, the Company will pay to Union Atlantic a fee equal to eleven percent (11%) of the aggregate purchase price of the Securities purchased by or through any investor or intermediary identified to the company by Union Atlantic in Addendum A hereto, which Addendum may be revised from time to time during the term of this Agreement, less 2% payable to Endeavor Management in connection with the sale of the Securities. The Company shall pay the fee in Preferred Stock at the same terms as the investors upon the closing of the transaction for which the fee is earned, and it shall and hereby does authorize and direct the escrow agent for each such transaction to issue the Preferred Stock directly to Union Atlantic upon the closing of the transaction. The Company shall also cause the escrow agent to notify Union Atlantic three days prior to the disbursement of funds as a result of any breaking of escrow.

         In addition, upon the closing of each transaction contemplated herein, the Company shall issue to UNION ATLANTIC LC through escrow a warrant entitling Union Atlantic LC or its designees, to purchase 50,000 shares per $1 million raised, subject to adjustment, of the Company's common stock at a price equal to 110% of the warrants issued to the investor. The Warrant shall be exercisable immediately and shall provide for unlimited "piggyback" registration rights and shall expire 4 years from the date of its issuance. The form of the warrant shall be subject to Union Atlantic's final review and approval, which shall not be unreasonably delayed or withheld.

         5. FINDER'S FEE/MERGERS & ACQUISITIONS. In addition to the compensation and expenses paid or payable to Union Atlantic pursuant to Paragraphs 4 and 7, the Company agrees that, if Union Atlantic, introduces the Company, during the term of this Agreement, to any person or entity that during the term hereof or within six months following the terms hereof, becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof (a "Transaction"), then the Company shall pay to Union Atlantic a finder's fee, in cash, calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

                  6% on the first $6,000,000
                  5% on the amount from $6,000,001 to $8,000,000

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                  4% on the amount from $8,000,001 to $10,000,000
                  3% on the amount from 10,000,001 to $12,000,000
                  1% on the amount above $12,000,000

         "Transaction Value" is defined and computed as follows:

         a. The total sale proceeds and other consideration received by (i) the Company, (ii) participants in the Company's phantom or other equity plans, (iii) recipients of a share of the Transaction proceeds or similar incentive arrangements and/or (iv) holders of the Company's stock, options, warrants and convertible securities ((i), (ii), (iii), and (iv) collectively being defined as the "Stakeholders") upon the consummation of any Transaction (including payments made in installments, paid into escrow and/or deferred), inclusive of case, debt and equity securities, notes, property, shareholder payables and indebtedness assumed or retired, agreements not to compete, consulting agreements and unusual employment contracts, plus the total value of any interest-bearing liabilities and long-term liabilities assumed or retired, the net value of any current assets not sold in an assets Transaction, the aggregate amount of any dividends (except regular dividends paid in conformity with past practice) or other distributions paid by the Company to the Stakeholders after the date hereof and the imputed value of any stock retained by the Stakeholders in a sale, recapitalization, leveraged buyout or similar transaction.

         b. If a portion of such consideration includes contingent payments, Transaction Value shall also include the value of such payments; provided that if the Company and Union Atlantic cannot in good faith agree on such value, then the portion of the finder's fee payable under this paragraph 5 and attributable to such contingent payments shall be paid to Union Atlantic as such payments are received by Stakeholders. If the Transaction Value for the Transaction consists in whole or in part of securities or other property, for the purposes of calculating the amount of Transaction Value, the value of such securities or other property will be the value thereof on the day preceding the consummation of the Transaction as the Company and Union Atlantic agree, provided, however, that in the case of securities for which there is a public trading market, the value will be determined by the average last sales prices for such securities for the last twenty (20) trading days prior to such consummation. In the case of debt securities for which there is no public trading market, the value thereof shall be the principal amount thereof. If there is no public trading market for securities or other property other than debt securities received or receivable as part of Transaction Value and the parties are unable to agree on their value, then each of Union Atlantic and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value, and the midpoint between the two values established by the two independent experts will be the fair market value for the purposes hereof.

         6. INDEPENDENT CONTRACTOR. Union Atlantic and the Company hereby acknowledge that Union Atlantic is an independent contractor. Union Atlantic shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Union Atlantic shall take no action, which binds, or purports to bind, the Company.

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         7. LIABILITY OF UNION ATLANTIC. The Company acknowledges that all opinions and advice, whether oral or written, given by Union Atlantic to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Union Atlantic to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to Union Atlantic or use Union Atlantic's name in any annual report of any other report or release of the Company without Union Atlantic's prior written consent, except that the Company may, without Union Atlantic's further consent, disclose this Agreement (but not information provided to the Company by Union Atlantic) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law.

         8. NOTICES. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed from time to time by like notice hereafter specify:

             If to the Company:                   Mr. Jim Sturgeon
                                                  Henley Healthcare, Inc.
                                                  120 Industrial Blvd.
                                                  Sugar Land, TX 77478

             If to Union Atlantic LC:             Mr. Leonard Sokolow
                                                  3300 PGA Blvd., Ste 810
                                                  Palm Beach Gardens, Fla 33410

             If to Union Atlantic Capital, L.C.:  1401 Brickell Ave., Suite 660
                                                  Miami, FL 33131
                                                  Attn:  Mauricio Borgonovo

         9. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

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         10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, acknowledgments and agreements of Union Atlantic and the Company shall survive the termination of this agreement.

         11. GOVERNING LAW. This Agreement shall be construed according to the laws of the State of Florida and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws.

         12. SUCCESSORS. This Agreement shall be binding upon the parties, their successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        HENLEY HEALTHCARE, INC.

                                        By:/S/ JAMES L. STURGEON
                                        Name:  JAMES L. STURGEON

                                        Title:   EVP-FINANCE & CAO


                                        UNION ATLANTIC LC

                                        By:/S/ LEONARD SOKOLOW
                                        Name:  Leonard Sokolow
                                        Title: President


                                        UNION ATLANTIC CAPITAL, LC

                                        By:/S/ MAURICIO BORGONOVO

                                        Name:  Mauricio Borgonovo
                                        Title: Managing Director

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